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                                                                   EXHIBIT 10.7
                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of June 16, 1999, is between Lante Corporation, an Illinois corporation (the "Company"), and C. Rudy Puryear ("Executive").

                                    RECITALS
                                    --------

     A. Executive has expertise in the management of companies that provide computer consulting services.

     B. The Company is in the business of providing computer consulting services.

     C. The Company desires to employ Executive as its President and Chief Executive Officer, on the terms set forth in this Agreement.

     D.   Executive desires to be so employed by Company.

                                   AGREEMENTS
                                   ----------

     In consideration of the foregoing recitals and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Employment.

          1.1 Term. Subject to the terms hereof, the Company agrees to employ Executive as its President and Chief Executive Officer, and Executive agrees to accept such employment. Executive's employment hereunder shall begin no later than 21 days after the date Executive is first able to join the Company under his agreement with his current employer or is otherwise released from obligations under said agreement (the first day of Executive's employment shall be the "Effective Date" hereunder) and continue until terminated as hereinafter provided (the "Term").

          1.2 Duties. During the Term, Executive shall perform such duties and functions as are customarily performed by the president and chief executive officer of a company the size and nature of the Company, including the duties and functions consistent with the positions of President and Chief Executive Officer as are from time to time assigned to him by the Board of Directors of Company (the "Board").

          1.3 Place of Performance. Executive shall perform his services hereunder at the headquarters of the Company, except for required travel on the Company's business.


          1.4 Time to be Devoted to Employment. Except as otherwise specified below and except for illness or injury, and reasonable vacation periods, Executive shall devote his full business time and efforts to his duties and responsibilities hereunder. During the Term, Executive shall not, without the prior written consent of the Board, accept other employment or render or perform other services for compensation, except that Executive may serve on the board of directors, and committees thereof, of companies which do not compete with the Company to any material extent, provided that such service does not materially interfere with the performance by Executive of his duties and responsibilities hereunder. Executive's expenditure of reasonable amounts of time on personal matters and charitable activities shall not be deemed a breach of this Agreement, provided the same do not materially interfere with the performance by Executive of his duties and responsibilities hereunder.

          1.5 Vacations. Executive shall be entitled to such paid vacation time as the Company customarily provides from time to time to its executives (but in no event less than 4 weeks per year), to be taken

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in accordance with its then-current employment policy regarding such vacation time. Executive shall also be entitled to all paid holidays given by the Company to its employees.

     2.   Compensation.

          2.1 Base Salary. As compensation for services rendered hereunder, Executive shall receive an annual salary ("Base Salary") of not less than $500,000, to be paid in accordance with the Company's customary payroll practices but in no event less frequently than monthly. Such salary shall be reviewed by the Board no less frequently than annually, beginning as of August 1, 2000.

          2.2 Annual Bonuses. (a) In addition to the salary payable pursuant to Section 2.1, the Company shall pay to Executive an annual bonus ("Annual Target Bonus"), payable within 45 days after the end of each fiscal year of the Company ("Fiscal Year") ending during the Term. The Annual Target Bonus shall be equal to or greater than 50% of Executive's then-current Base Salary based on attaining realistic performance standards determined by the Board and reasonably acceptable to Executive. For each Fiscal Year during the Term (other than the Fiscal Year ending on December 31, 1999), such performance standards shall be approved by the Board and communicated to Executive in writing within 30 days of the start of such Fiscal Year.

               (b) Notwithstanding anything in paragraph (a) to the contrary, Executive will be entitled to the following Minimum Annual Target Bonus amounts:
(i) for the Fiscal Year ending on December 31, 1999, a prorated amount of $250,000 based on the number of days between the Effective Date and the Fiscal Year end, (ii) for the Fiscal Year ending on December 31, 2000, $250,000, and
(iii) for the Fiscal Year ending on December 31, 2001, $125,000. The Minimum Annual Target Bonus for a Fiscal Year shall be payable in quarterly installments during said Fiscal Year within 15 business days after the close of each Fiscal Quarter. The positive difference, if any, between the Annual Target Bonus actually payable to Executive with respect to a Fiscal Year and the Minimum Annual Target Bonus then paid to date with respect to the Fiscal Year is payable in accordance with the first sentence of Section 2.2(a).

               (c) With respect to any Fiscal Year, the Annual Target Bonus shall be deemed to be "earned" on a pro-rated basis for every full month the Executive is employed by the Company during such Fiscal Year.

          2.3 Special Bonus. The Company will pay the Executive a one-time special bonus ("Special Bonus") upon the earlier of (a) when Executive pays the accrued interest on the Personal Loan (as defined in Section 3) in full or (b) the Maturity Date (as defined in Section 3). The Special Bonus will be $20,833 times the number of full months of Executive's service hereunder from the Effective Date until the accrued interest is paid. Executive shall notify the Company within five business days of the intended date of payment that he intends to pay the accrued interest on the Personal Loan, and, assuming that the condition in (a) is met, the Company will pay the Special Bonus.

          2.4 Welfare and Pension Payments. Executive shall be eligible to participate in the various benefit plans maintained by the Company for its employees, including, without limitation, group life, disability, medical, dental and health insurance, retirement, deferred compensation, profit sharing, and other plans in accordance with the terms of such plans as from time to time in effect and applicable to employees of the Company.

          2.5 Other Benefits. Executive will receive payment for all business-related organizational or association memberships, in accordance with the Company's then-current practices.

          2.6 Life Insurance. (a) Upon presentation of appropriate premium notices, at Executive's option, the Company shall pay, or reimburse Executive for, the premiums of one or more term life insurance

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policies on Executive's life in an aggregate policy amount not to exceed
$5,000,000; provided, however, that if the insurance company that is writing such policies publishes standard rates for such policies and the aggregate annual premiums for such policies in any year exceed 140% of the standard rates for such policies (based on Executive's age) then the amount of insurance for such year shall be reduced to the amount of insurance that can be obtained for 140% of such standard rates. Executive shall be the owner of such policy or policies and shall have the sole right to designate the beneficiaries of such policy or policies.

               (b) Executive agrees to comply with reasonable requests of the Company in connection with the Company's attempts to obtain, maintain, replace or renew one or more insurance policies on the life of Executive, of which the Company would be the owner and have the right to designate the beneficiaries of such policies; provided that the Company's attempts to obtain, maintain replace or renew such policies do not interfere with Executive's attempts to obtain, maintain, replace or renew the policies referred to in paragraph (a) above.

          2.7 Disability Insurance. At Executive's option, the Company will reimburse Executive for, or maintain and pay the premiums of, a long-term disability insurance policy on Executive that provides that if Executive becomes disabled for a period in excess of six months, the insurer will pay Executive during the period that Executive is disabled an annual amount equal to the maximum amount obtainable for the Executive up to his then-current Base Salary plus Annual Target Bonus. If applicable, the Company agrees that the policy will permit the Company to assign the policy to Executive upon the termination for any reason of Executive's employment with the Company or permit Executive to continue such policy on substantially the same terms after the termination of Executive's employment. If applicable, the Company will take all actions necessary to assign such policy to Executive upon the termination of Executive's employment with the Company.

          2.8 Expenses. The Company shall reimburse Executive promptly for all ordinary and necessary travel and other business expenses incurred by him in connection with his duties hereunder, provided that Executive properly accounts therefor in accordance with the standard policies of the Company generally applicable to its employees.

          2.9 Withholding. All taxable compensation payable to Executive pursuant to this Section 2 shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by a corporation to an employee.

     3. Personal Loan. The Company agrees to loan Executive an aggregate amount of $2.5 million within 15 days of the Effective Date (the "Personal Loan"). Executive shall execute a recourse promissory note providing for all principal and accrued interest thereunder to be due and payable on the earlier of the fourth anniversary of the promissory note or six months after termination of Executive's employment hereunder ("Maturity Date"), subject to the forgiveness, if applicable, as described below or in Section 6.4. Interest under the promissory note will accrue at 5.37% per annum. Executive may prepay the Personal Loan without premium or penalty. If on the Maturity Date of the Personal Loan (a) Executive is still employed by the Company, (b) the Company has had a "Liquidity Event" and (c) the "Fair Market Value" of the Executive's Purchased Stock (defined in Section 4) (including all proceeds received by the Executive from prior sales) is at least $40 million, then the Personal Loan will be due and payable in full on the Maturity Date. If Executive is not able on the Maturity Date to liquidate or otherwise receive payment on part or all of his Purchased Stock, then the Maturity Date shall be postponed until the first date that he is able to so liquidate or receive payment ("Liquidity Date"). If on the Maturity Date of the Personal Loan, the Executive is still employed by the Company but conditions (b) or (c) above have not been met, the Personal Loan will be forgiven at the rate of $100,000 per month beginning on the Maturity Date of the Personal Loan and continuing until all principal and accrued interest are forgiven, and Executive shall not be considered in default during this period. For purposes hereof, a "Liquidity Event" shall mean an initial public offering or any follow-on public offering; a sale of in excess of 50% of the capital stock of the Company held by its shareholders to an unaffiliated third party; any reorganization, consolidation or merger of

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the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's outstanding securities having the right to vote in the election of directors would be converted into cash, securities or other property; or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company followed by a distribution to the shareholders whether in liquidation or not. "Fair Market Value" shall be determined as follows: (a) if the Company has shares of stock listed on a national exchange, by multiplying the Purchased Stock by the closing share price on said national exchange or (b) if the Company is privately-held, multiplying the Purchased Stock by the value accorded a share of common stock in the Liquidity Event.

     4. Stock. Upon execution of this Agreement, the Executive will be allowed to purchase from the Company 1,200,000 restricted shares of the Company's common stock ("Purchased Stock") at the fair market value on that date (estimated to be $4.04 per share) (the "Purchased Stock Price"). These shares will vest over four years at 1/48/th/ per month beginning on the Effective Date; provided, however, that such Purchased Stock will become fully vested (that is, any Company repurchase right shall lapse as to all Purchased Stock) upon a "Change of Control" as hereinafter defined. Subject to acceleration described in Section 6.4, on termination of Executive's employment hereunder, all unvested shares of Purchased Stock shall be subject to repurchase by the Company at the Purchased Stock Price and the note evidencing the loan described in the next sentence will be forgiven in a like amount. The Company will loan the Executive, on a fully recourse basis, sufficient funds to purchase the Purchased Stock, which loan shall be secured by a pledge of the Purchase Stock. The Executive agrees to make a (S)83(b) election for this transaction. Interest will accrue annually at 5.37%. All principal and accrued interest will be due on the earlier of (a) six years from the date of the loan or (b) three years after a Liquidity Event.

     5.   Termination.

          5.1 End of Term or Earlier Death. Unless Executive's employment has terminated sooner pursuant to the other provisions of this Section 5, such employment shall terminate on the date of Executive's death.

          5.2 Termination by the Company for Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of, guilty plea concerning or confession of fraud, theft, embezzlement or similar malfeasance or any felony,
(ii) Executive's commission of embezzlement of Company funds (provided that the Company has substantial proof of such embezzlement) or (iii) Executive has engaged in serious misconduct which is materially injurious to the Company. In order to terminate Executive's employment hereunder for Cause, the Company must notify Executive of such decision in writing, specifying the Cause and the Date of Termination (defined in Section 5.7). With respect to item (iii), Executive shall have ten days after the receipt of such notice to eliminate the basis for such Cause to the reasonable satisfaction of the Board.

          5.3 Termination by the Company without Cause. The Company may terminate Executive's employment hereunder at any time without Cause upon notice to Executive specifying the Date of Termination.

          5.4 Termination by Executive for Good Reason. Executive shall be entitled to terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the prior written consent of Executive:

               (a) the relocation of the Company's principal executive offices anywhere outside a 50-mile radius from the Company's current principal executive offices in Chicago, Illinois, unless Executive agrees to such relocation, in which case, the relocation of the Company's principal executive offices to an unagreed location, or Executive being required to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business;

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               (b)  the requirement that Executive report to any officer, consultant or committee, other than a formal committee of the Board, it being the intent of the parties that Executive shall never be required to report to anyone other than the Board or a formal committee thereof;

               (c) the removal of any titles of Executive specified in Section 1.1;

               (d) the assignment of any material duties of Executive to other officers, employees, consultants or committees;

               (e) the failure of the Company to maintain and to continue Executive's participation in its benefit plans as in effect from time to time on a basis substantially equivalent to the participation of employees similarly situated to Executive;

               (f) a material breach of the Company's obligations under this Agreement;

               (g) the performance standards for the Annual Bonus for any Fiscal Year not being determined in accordance with Section 2.2 due to the fault of the Board;

               (h) the removal of, or failure to elect or re-elect, Executive as a Director of the Company; or

               (i)  a Change of Control (as hereinafter defined).

For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if at any time after the date hereof:

          (1) any reorganization, consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's outstanding securities having the right to vote in the election of directors would be converted into cash, securities or other property, unless, following such reorganization, merger of consolidation, (A) 51% or more of the voting power of the then outstanding securities having a right to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners respectively, of the securities having a right to vote generally in the election of directors of the Company at the time of the initial agreement providing for such reorganization, merger or consolidation, and (B) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were Continuing Directors (as defined below) at the time of the initial agreement providing for such reorganization, merger or consolidation; or

          (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a corporation with respect to which following the sale or other disposition (A) 51% or more of the voting power of the then outstanding securities having a right to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were immediately prior to such sale, lease, exchange or other transfer beneficial owners of the securities having a right to vote generally in the election of directors of the Company, and (B) at least a majority of the members of the board of directors of such corporation were Continuing Directors (as defined herein) at the time of the execution of the initial agreement or action of the board providing for the sale or other disposition of assets of the Company; or

          (3) the stockholders of the Company have approved any plan or proposal for the liquidation or dissolution of the Company; or

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          (4)  at any time the Company's Board of Directors shall be comprised of directors a majority of which are not Continuing Directors; or

          (5) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) ("Person") (other than (A) the Company or a person acquiring the securities directly from the Company, (B) a person or group including the Executive or with whom or with which the Executive is affiliated, (C) any Executive benefit plan maintained by the Company or (D) any corporation pursuant to a reorganization, merger or consolidation, if following such reorganization, merger or consolidation, the conditions described in clauses (1)(A) and (B) above are satisfied) shall become the beneficial owner (within the meaning of Rule 13(d)-3 under the Exchange Act) of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the Company's then outstanding securities having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

For purposes hereof a "Continuing Director" shall mean (y) any member of the Board of Directors at the close of business on the Effective Date; or (z) any member of the Board who immediately succeeded any Continuing Director described in clause (y) if such successor's election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the Continuing Directors then still in office. A Continuing Director shall not include any person whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

In order to terminate his employment hereunder for Good Reason, Executive shall give the Company written notice thereof within six months following the occurrence of Good Reason, specifying such Good Reason and the Date of Termination, which shall be not less than ten days from the date of such notice, provided that Company may eliminate the basis of such Good Reason during the period prior to the specified Date of Termination.

          5.5 Termination for Disability. The Company may terminate Executive's employment for Disability. For purposes of this Agreement, "Disability" shall mean Executive's inability, due to physical or mental illness or accident or injury, to perform his duties hereunder on a full-time basis for 90 or more business days within five consecutive months and Executive shall not
(a) within ten days after a written notice of intention to terminate is received by Executive, have returned to the full-time performance of his duties and (b) have continued during the following two months to perform his duties full-time without absences due to physical or mental disability aggregating more than ten business days. If the Company elects to terminate Executive's employment for Disability, it shall give written notice thereof to Executive specifying the Date of Termination.

          5.6 Termination by Executive Without Good Reason. Executive may terminate his employment hereunder at any time for reasons other than Good Reason upon notice to the Company specifying the Date of Termination.

          5.7 Notice and Date of Termination. Any termination by the Company or Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12.4. As used herein, the term "Date of Termination" shall mean the date specified in the Notice of Termination (which shall be not less than 30 days from the date such Notice of Termination is given unless otherwise expressly provided herein).

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     6.   Payments Upon or After Termination.

          6.1 Accrued Compensation. Upon termination of Executive's employment with the Company for any reason, Executive shall be entitled to receive the compensation accrued and unpaid as of the Date of Termination, including salary through the Date of Termination and the portion of his Annual Target Bonus earned through the Date of Termination in accordance with Section 2.2. Such portion of the Annual Target Bonus shall be calculated and paid after the end of the Fiscal Year in which such termination occurs in the same manner as if Executive had been employed for the full Fiscal Year. The Company shall continue to provide Executive with all profit sharing, pension, life, disability, accident, health insurance, and other employee benefit and fringe benefit plans and programs through the Date of Termination in accordance with the terms and provisions of such plans and programs in effect at the time of that Notice of Termination is given.

          6.2 Payment in Case of Death. In addition to the Company's obligations under Section 6.1, if at the time of Executive's death, Executive maintained health insurance for members of his immediate family, the Company shall pay the premiums to maintain such health insurance in full force and effect for a period of at least one year from the date of Executive's death (which to the extent permitted by applicable law, shall not count toward or reduce the minimum length of time that the Company is obligated to provide health insurance to Executive's immediate family under Section 4980(B) of the Internal Revenue Code of 1986, as amended (the "Code")).

          6.3 Termination for Cause. Other than the Company's obligations under Section 6.1, if Executive's employment with the Company is terminated by the Company for Cause, the Company shall have no further obligations to Executive under this Agreement.

          6.4 Termination by Company Without Cause or Termination by Executive for Good Reason. In addition to the Company's obligations under Section 6.1, if
(a) Executive's employment is terminated by the Company and such termination does not comply with Section 5.2 or Section 5.5, or (b) Executive's employment is terminated by Executive for Good Reason in accordance with the provisions of
Section 5.4, the Company shall (i) pay Executive, within 30 days of the Date of Termination, an amount equal to one year's Base Salary and current year's Annual Target Bonus, whether earned or not, (ii) accelerate the vesting of the Purchased Stock that is to vest over the next 18 months and (iii) the unpaid principal balance under the Personal Loan shall be forgiven at the rate of $83,333 for each full month of service hereunder. In addition, the Company shall pay, or reimburse Executive for (i) the premiums to maintain health insurance for Executive and members of his immediate family in full force and effect for a period of one year after the Date of Termination (which, to the extent permitted by applicable law, shall not count toward or reduce the minimum length of time that the Company is obligated to provide health insurance to Executive and Executive's immediate family under Section 4980(B) of the Code),
(B) the premiums to maintain the term life insurance policies maintained by Executive in accordance with Section 2.5(a) in full force and effect for a period of at least one year after the Date of Termination and (C) the premiums to maintain the disability insurance policy maintained in accordance with
Section 2.6 in full force and effect for a period of one year after the Date of Termination.

          6.5 Termination for Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness or accident or injury, Executive shall continue to receive his full salary at the annual rate in effect at the commencement of such period and all other benefits and all other compensation pursuant to this Agreement until his employment is terminated pursuant to Section 5.5. In addition to the Company's obligations under Section 6.1, if Executive's employment with the Company is terminated pursuant to Section 5.5, the Company shall pay to Executive, within 30 days of the Date of Termination, an amount equal to six months' salary at his then annual current salary. In addition, the Company shall pay, or reimburse Executive for, (a) the premiums to maintain health insurance for Executive and members of his immediate family in full force and effect for a period of at least one year after the Date of Termination (which, to the extent permitted by applicable law, shall not count toward or reduce the minimum length of time

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that the Company is obligated to provide health insurance to Executive and
Executive's immediate family under Section 4980(B) of the Code), (b) the premiums to maintain the term life insurance policies maintained by Executive in accordance with Section 2.5(a) in full force and effect for a period of at least one year after the Date of Termination and (c) the premiums to maintain the disability insurance policy maintained in accordance with Section 2.6 in full force and effect for a period of at least one year after the Date of Termination, or until Executive begins receiving disability payments under such policy, if earlier. If Executive's employment is terminated pursuant to Section 5.5, Executive agrees to pay to the Company any proceeds received by Executive pursuant to the disability insurance policy maintained pursuant to Section 2.6 with respect to the period commencing on the Date of Termination and ending on the six month anniversary thereof.

          6.6 Other Termination by Executive. If Executive shall terminate his employment hereunder for any reason other than Good Reason, other than the Company's obligations under Sections 2.3 and 6.1, the Company shall have no further obligations to Executive under this Agreement.

          6.7 Disclaimer of Mitigation Duty. Executive shall not be required to mitigate the amount of any payment provided for or referred to in this
Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for or referred to in this Section 4 be reduced by any compensation earned by Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Company or otherwise.

          6.8 Other Benefits. In addition to all other amounts payable to Executive under this Section 4, Executive shall be entitled to receive all benefits payable to Executive under any plans or agreements relating to retirement or other benefits in accordance with the terms and provisions thereof.

          6.9 Golden Parachute Provision. In the event that in the opinion of tax counsel selected and compensated by Executive ("Executive's Tax Counsel"), a payment or benefit received or to be received by Executive following his termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any person affiliated with the Company) (collectively, with the payments provided for in the foregoing provisions of this Section 6, the "Post Termination Payments") would be subject to excise tax (in whole or part) as a result of section 4999 of the Code, and
(b) as a result of such excise tax, the net amount of Post Termination Payments retained by Executive (taking into account such excise tax) would be less than the net amount of Post Termination Payments retained by Executive if the Post Termination Payments were reduced as described in this Section 6.9, then the Post Termination Payments shall be reduced until no portion of the Post Termination Payments is subject to excise tax. For purposes of this limitation
(i) no portion of the Post Termination Payments the receipt or enjoyment of which Executive shall have waived in writing prior to the date of payment following termination of the Post Termination Payments shall be taken into account, (ii) no portion of the Post Termination Payments shall be taken into account which in the opinion of Executive's Tax Counsel does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, (iii) the Post Termination Payments shall be reduced only to the extent necessary so that the Post Termination Payments (other than those referred to in clauses (i) and (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to any excise tax under Section 4999 of the Code, in the opinion of Executive's Tax Counsel, and (iv) the value of any non-cash benefit and all deferred payments and benefits included in the Post Termination Payments shall be determined by the mutual agreement of the Company and Executive in accordance with the principles of sections 280G(d)(3) and (4) of the Code and the proposed Treasury Regulations thereunder.

          6.10 Return of the Company Property. Upon termination of employment, Executive shall return to the Company all copies of any Confidential Information (whether in paper, electronic or any other form) as well as all hardware, software, books, documentation, files, keys, keycards, company credit cards, records, lists and any other information or property owned by the Company within Employee's possession or control, including all copies thereof.

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     7.   Proprietary Rights. (a) As used herein, "Inventions" means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (i) which relate directly to the business of the Company, (ii) which relate to the Company's actual or demonstrably anticipated research or development, (iii) which result from any work performed by Executive for the Company (iv) for which equipment, supplies, facility or trade secret information of the Company is used, or (v) which is developed on any the Company time. This section does not apply to any invention developed by Executive prior to Executive's employment by the Company, provided that such invention is listed and described in an exhibit attached to and made part of this Agreement.

               (b) With respect to Inventions made, authored or conceived by Executive, either solely or jointly with others, during Executive's employment, whether or not during normal working hours and whether or not at the Company's premises, Executive acknowledges and agrees that all such works are "works made for hire" and, consequently, that the Company owns all copyright and other rights thereto. Executive further agrees that it will (i) will keep accurate, complete and timely records of such Inventions, which records shall be the Company's property and be retained on the Company's premises; (ii) promptly and fully disclose and describe such Inventions in writing to the Company; (iii) assign, and does hereby assign, to the Company all of Executive's rights to such Inventions and to patents, copyrights, and applications therefore with respect to such Inventions; and (iv) acknowledge and deliver promptly to the Company (without charge to the Company but at the expense of the Company) such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain and preserve such property rights and to vest the entire right and title thereto in the Company.

               (c) Executive will cooperate with the Company in the execution of any documents which effect the assignment of Inventions or rights thereto which may be required by the Company clients or other third party, provided that such requirement is no broader than the requirements of Section 2(b) above.

               (d) Pursuant to the provisions of the Illinois Executive Patent Act, 765 ILCS 1060/2, Executive acknowledges receipt of notice that this assignment does not apply to an invention for which no equipment, supplies, facility, or trade secret of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

     8. Confidential Information. (a) During the term of Executive's employment by the Company and three (3) years thereafter, except in the course of performing Executive's employment duties for the Company, Executive will not use, disclose, reveal or report any Confidential Information of the Company, of the Company's past or current clients, or of other parties which have disclosed confidential or proprietary information to the Company. As used herein, "Confidential Information" means information not generally known that is proprietary to the Company, its clients or other parties, including but not limited to information about any clients, prospective clients, sales proposals, Executives, processes, operations, products, services, organization, research, development, accounting, marketing, applications, selling, servicing, finance, business systems, computer systems, software systems and techniques. All information disclosed to Executive, or to which Executive obtains access, whether originated by Executive or by others, which Executive has reasonable basis to believe to be Confidential Information, or which is treated by the Company or its clients or other parties as being Confidential Information, shall be presumed to be Confidential Information provided that Confidential Information shall not include (i) information that was or became generally known or available to the public at the time of disclosure or thereafter other than as a result of an unauthorized or unlawful disclosure by Executive, or
(ii) information required to be disclosed under law or by court order.

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

               (b) Executive will cooperate with the Company in the execution of any personal confidentiality agreement which may be required by the Company clients or other third party, provided that such agreement is no broader in its provisions to the requirements of Section 3(a) above.

     9. Nonsolicitation. During the Nonsolicitation Period (defined below) Executive shall not, without the Company's written consent, directly nor indirectly, by or for himself or as the agent of another or through others as Executive's agents (i) solicit or accept any business that directly competes with products and services then offered by the Company from any client for whom the Company has performed any services or issued any proposals in the two (2) year period prior to such solicitation or acceptance, (ii) request, induce or advise any such client to withdraw, curtail or cancel its business with the Company, or (iii) solicit for employment, employ, or engage as a consultant any person who had been an Executive of the Company at any time within the six (6) months prior to such solicitation or engagement.

     The "Nonsolicitation Period" is two (2) years following termination of employment (whether voluntary or involuntary).

     10. Non-competition. During the Non-compete Period (as defined below), Executive shall not, or as the Company consents in writing, be employed (directly or indirectly, whether as an Executive, an independent contractor or in self-employment) in the strategy, design or implementation of internet or electronic commerce oriented business solutions. The Non-compete Period is 6 months following termination of employment (whether voluntary or involuntary).

     11. Injunctive Relief. In the event of a breach or threatened breach of Sections 8, 9, or 10 by Executive, the Company shall be entitled, without posting of a bond, to an injunction restraining such breach, an accounting and repayment of profits, compensation, commission, remuneration or other benefits that Executive, directly or indirectly, may realize as a result of such violation. In the event of a legal action resulting from an allegation of a breach or threatened breach of Sections 8, 9 or 10, the prevailing party in the court of law, agrees to reimburse the other any attorneys' fees and costs incurred in such legal action. Nothing herein shall be construed as prohibiting The Company from pursuing any other remedy available to it for such breach.

     12.  Miscellaneous.

          12.1 Successors and Assigns; Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.

               (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts remain unpaid hereunder, including any amounts which would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's spouse or if Executive does not have a living spouse at such time, to Executive's estate.

               (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of Executive hereunder are personal to Executive and may not be delegated by him.

          12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

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

          12.3 Waivers. The waiver by either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          12.4 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, upon mailing by registered or certified mail, postage prepaid, return receipt requested, or upon delivery to a reputable overnight courier as follows:

          If to the Company, to:

               Lante Corporation
               161 North Clark
               Suite 4900
               Chicago, Illinois 60601
               Attention: Board of Directors

          With a copy to:

               Leonard A. Ferber, Esq.
               Katten Muchin & Zavis
               525 West Monroe
               Suite 1600
               Chicago, Illinois 60661

          If to Executive, to:

               C. Rudy Puryear
               1125 Glencrest Drive
               Barrington, Illinois 60010

          With a copy to:

               William Anderson, Esq.
               Brobeck, Phleger & Harrison
               2 Embarcardero Place
               2200 Geng Road
               Palto Alto, California 94303

or to such other address as may be specified in a notice given by one party to the other party hereunder.

          12.5 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

          12.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

          12.7 Indemnification. The Company shall indemnify and hold harmless Executive from any claim asserted against him arising out of the performance of his duties and responsibilities (a) as an employee, officer or director of the Company or any of its subsidiaries, or (b) as director, officer or partner of any other enterprise if Executive serves or served in such capacity at the request of the Company, to the fullest extent permitted by applicable state laws. Notwithstanding anything to the contrary above, in the event of any claim by the Executive's prior employer relating to this Agreement or Executive's performance of his duties for the Company, the Company's sole responsibility shall be to provide for the cost of defense (i.e. attorney's and other professional fees and expenses); and such responsibility shall be subject to the Executive's compliance with all the Company's policies and procedures and good-faith effort to comply with all contractual obligations and arrangements of his prior employer. If Executive terminates his employment with the Company without Good Reason, then the Company's obligations in the preceding sentence shall terminate as to costs of defense incurred thereafter. Expenses incurred by Executive in connection with any such claim shall be paid by the Company in advance upon the written request of Executive. Executive shall reimburse the Company for such expenses in the event and only to the extent that it shall be ultimately determined that Executive is not entitled under applicable state law to be indemnified for such expenses.

          12.9 Legal Fees. The Company shall pay, or reimburse Executive for, the reasonable legal or consultant fees and expenses to Executive in connection with the negotiation, execution and delivery of this Agreement.

          12.10 Amendment; Survival. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. The provisions of Sections 6, 7, 8, 9, 10 and 11 survive the termination or expiration of this Agreement.

          12.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior oral or written understandings between the parties, relating to Executive's employment. In the event of any inconsistency between the terms of this Agreement and any other agreement contemplated herein, the terms of this Agreement shall control.

          12.12 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          12.13 Shareholders Agreement. Executive agrees to execute a copy of the Company's Shareholders Agreement with respect to his Purchased Stock.

     The parties hereto have executed this Agreement on the date and year first above written.


                                    LANTE CORPORATION


                                    By: /s/ Mark Tebbe
                                        ---------------------------
                                         Title: President
                                                -------------------


                                    /s/ C. Rudy Puryear
                                    -------------------------------
                                    C. Rudy Puryear

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